Exhibit 99.1

ITG RELEASES MARCH 2015 U.S. TRADING VOLUMES

NEW YORK, April 9, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that March 2015 U.S. trading volume was 4.6 billion shares and average daily volume (ADV) was 208 million shares.  This compares to 3.5 billion shares and ADV of 185 million shares in February 2015 and 3.5 billion shares and ADV of 165 million shares in March 2014.  There were 22 trading days in March 2015, 19 trading days in February 2015 and 21 trading days in March 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

March 2015	22	4,576,945,740	208,042,988	96,884,345	255	16,029,477	17,924	34,619

Year-to-Date:	61	11,664,751,223	191,225,430	92,611,016	262	17,165,336	17,200	35,886

*Excluding shares crossed through POSIT Alert from ITG algorithms

During February 2015 and March 2015 there was a higher percentage of trading activity from lower-rate sell-side clients, offsetting the higher average revenue per share previously noted for January 2015.  Additionally, there was increased index rebalance trading activity during the month of March, negatively impacting overall average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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